Exhibit 99.1

DelMar Pharmaceuticals Announces Third Quarter Fiscal Year 2019 Financial Results

- Company will host a business update conference call on

May 23, 2019 at 4:30 PM Eastern Time -

VANCOUVER, British Columbia and MENLO PARK, California, May 15, 2019 /PRNewswire/ -- DelMar Pharmaceuticals, Inc. (Nasdaq: DMPI) (“DelMar” or the “Company”), a biopharmaceutical company focused on the development of new cancer therapies, announced its financial results for the third quarter ended March 31, 2019. DelMar executive management will host a business update conference call for investors, analysts and other interested parties on May 23, 2019 at 4:30 p.m. Eastern Time.

“The third quarter proved to be an important period of progress as we advanced VAL-083 in both of our Phase 2 clinical trials in GBM with encouraging early results, especially in our first line GBM trial, while continuing the evaluation of this first-in-class, small molecule’s potential to treat a range of solid tumor cancers. I am also pleased by the establishment of our formal Scientific Advisory Board led by world-renowned oncology experts,” commented Saiid Zarrabian, President and Chief Executive Officer of DelMar Pharmaceuticals. “In addition, we initiated execution of our planned rights offering to provide capital to continue the advancement of our clinical trials through their estimated planned completion in mid-calendar 2020, and we executed the necessary recent reverse stock split which potentially enables us to regain compliance with Nasdaq’s listing requirements.”

Key Highlights and Recent Developments

●	Achieved the halfway enrollment point for VAL-083’s Phase 2, open-label, first-line temozolomide-naïve, MGMT-unmethylated glioblastoma multiforme (GBM) study at Sun Yat-sen University Cancer Center (SYSUCC) with encouraging results for 11 of the initial 15 patients treated

●	Continued enrolling patients in VAL-083’s Phase 2, open-label, second-line, Avastin-naïve, MGMT-unmethylated, recurrent GBM study being conducted at the MD Anderson Cancer Center (MDACC)

●	Received approval from MDACC’s Institutional Review Board (IRB) for protocol expansion to include maintenance stage, MGMT-unmethylated GBM patients. This provides an opportunity for enrollment of a larger patient population who may benefit from VAL-083 in an earlier stage of this hard-to-treat disease

●	Presented data supporting VAL-083 as potential treatment for pediatric brain tumors at the Society for Neuro-Oncology Pediatric Neuro-Oncology Basic and Translational Research Conference

●	Established Scientific Advisory Board with inaugural members Drs. Napoleone Ferrara and John de Groot

●	Potentially regained compliance with Nasdaq’s minimum bid price listing requirement of $1.00 by executing a 1-for-10 reverse stock split

●	Launched a financing via a shareholder rights offering

On February 20, 2019, DelMar announced that its Phase 2 study evaluating VAL-083 in patients with newly diagnosed GBM achieved its halfway enrollment point. This trial, targeted to enroll up to thirty patients, is a single-arm, open-label study testing VAL-083 in combination with standard radiotherapy in GBM patients who have an unmethylated promoter of the methylguanine DNA-methyltransferase (MGMT) gene.  An estimated 60% of GBM patients possess an unmethylated MGMT gene, which confers a more limited response to current standard of care treatment as well as a lower survival probability. This clinical trial was initiated in February 2017 and is being conducted at SYSUCC in Guangzhou, China in collaboration with Guangxi Wuzhou Pharmaceutical Company. As of February 15, 2019, fifteen patients have been enrolled in this study.

The Company was pleased to report that for the 15 patients enrolled as of February 15, 2019, 11 completed their prospectively planned Magnetic Resonance Imaging (MRI) scans and have had their initial assessment for tumor progression. Tumor progression is based on the trial investigator’s clinical and radiologic assessment, according to the Response Assessment in NeuroOncology (RANO) criteria. Of these 11 patients, five were assessed by the Principal Investigator as having a “Complete Response,” three of whom were based on significant tumor shrinkage, and two of whom were based on their tumors continuing to remain “below measurable level” from post-surgery baseline MRI to post-cycle three MRI. Additionally, six patients were assessed as having “Stable Disease.” Of the remaining four patients, one died prior to their post-cycle three MRI and three have not been on study long enough to reach their planned post-cycle three MRI.  As of the February 15, 2019 data cutoff, 12 of the 15 enrolled patients were still alive. Similar to prior experience, myelosuppression has been the most common adverse event observed. Two dose-limiting toxicities have been reported (thrombocytopenia) - one at the 40 mg/m2/day dose and one at the 30 mg/m2/day dose.

Throughout the quarter, DelMar continued to enroll patients in VAL-083’s Phase 2, open-label, second-line, Avastin-naïve, MGMT-unmethylated, recurrent GBM study being conducted at the MDACC. On April 3, 2019, the Company announced that the MDACC’s IRB approved a trial protocol amendment to expand the study with the addition of up to 35 patients at a dose of 30 mg/m2. Also, the MDACC IRB approved the addition of up to 24 patients in the pre-temozolomide (TMZ) maintenance setting. The biomarker driven trial, which was originally designed as a single arm study evaluating VAL-083 in patients with MGMT-unmethylated bevacizumab (Avastin)-naïve recurrent GBM, has been expanded to include an additional maintenance-stage (adjuvant therapy) treatment group. This protocol amendment, in addition to the Company’s ongoing Phase 2 trial in newly diagnosed patients with MGMT-unmethylated GBM being conducted at SYSUCC, expands DelMar’s evaluation range of VAL-083 as a potential treatment for unmethylated GBM patients to include newly-diagnosed, maintenance-stage, and recurrent patients. Maintenance-stage GBM provides the greatest opportunity to control disease progression after radiation therapy, and represents the largest addressable GBM market opportunity for VAL-083 given patients are typically healthier and as such, are able to optimally benefit therapeutically from increased treatment cycles compared to the recurrent treatment setting. Maintenance GBM patients may be able to receive 12+ cycles of VAL-083 versus five or six cycles for recurrent GBM patients.

At the American Association for Cancer Research’s annual meeting in April 2019, we reported that per investigator assessment at the end of cycle two for the MDACC study:

●	9/35 (25.7%) patients initially receiving 40 mg/m2 exhibited Stable Disease

●	4/10 (40.0%) patients initially receiving 30 mg/m2 exhibited Stable Disease

●	Two patients have not yet reached the end of cycle 2

The Company has launched a rights offering made available to stockholders of record as of Tuesday, May 21, 2019. If fully subscribed, this financing initiative will provide DelMar with sufficient cash to fund planned operations into the middle of calendar 2020, and the estimated enrollment completion date for all three of our Phase 2 trials.

For further details on the Company’s operating and financial results, as well as more detail about its updated strategy, refer to DelMar’s Form 10-K filed with the SEC on September 24, 2018, as well as the Company’s Quarterly Report on Form 10-Q for the three and nine months ended March 31, 2019 filed with the SEC on May 14, 2019:

http://ir.delmarpharma.com/all-sec-filings.

CONFERENCE CALL DETAILS

DelMar will host a conference call to discuss its financial results for quarter ended March 31, 2019 and provide a corporate update on May 23, 2019, at 4:30 p.m. Eastern Time. For both “listen-only” participants and those who wish to take part in the question and answer portion of the call, the telephone Dial-in Number is 1-877-876-9173 (toll free) with Conference ID DELMAR.

A replay of the conference call will be available on the IR Calendar of the Investors section of the Company’s website at www.delmarpharma.com and will be archived for 30 days.

SUMMARY OF FINANCIAL RESULTS FOR PERIODS ENDED MARCH 31, 2019

At March 31, 2019, the Company had cash and cash equivalents on hand of approximately $2.2 million.

For the three months ended March 31, 2019, the Company reported a net loss of $1,663,985, or $0.67 per share, compared to a net loss of $2,933,057, or $1.31 per share, for the three months ended March 31, 2018.

For the nine months ended March 31, 2019, the Company reported a net loss of $5,465,486, or $2.27 per share, compared to a net loss of $8,761,061, or $4.41 per share, for the nine months ended March 31, 2018.

The following represents selected financial information as of March 31, 2019. The Company’s financial information has been prepared in accordance with U.S. GAAP and this selected information should be read in conjunction with DelMar’s consolidated condensed interim financial statements and management’s discussion and analysis, as filed.

DelMar’s financial statements as filed with the U.S. Securities Exchange Commission can be viewed on the company’s website at: http://ir.delmarpharma.com/all-sec-filings.

Selected Balance Sheet Data

	March 31, 2019 $	June 30, 2018 $

Cash and cash equivalents	2,152,233	5,971,995
Working capital	1,244,563	5,407,929
Total assets	2,457,126	7,074,855
Total stockholders’ equity	1,259,161	5,435,223

Selected Statement of Operations Data

For the three months ended:

	March 31,	March 31,
	2019	2018
	$	$

Research and development	735,844	1,779,609
General and administrative	935,530	1,155,038
Change in fair value of derivative liability	189	(2,160)
Foreign exchange loss	5,819	6,420
Interest income	(13,397)	(5,850)
Net and comprehensive loss for the period	1,663,985	2,933,057
Series B preferred stock dividend	23,202	46,626
Net and comprehensive loss available to common stockholders	1,687,187	2,979,683
Basic weighted average number of shares outstanding	2,518,452	2,283,245
Basic loss per share	0.67	1.31

Research and development expenses decreased to $735,844 during the three months ended March 31, 2019 from $1,779,609 for the three months ended March 31, 2018. The decrease was largely attributable to a decrease in clinical development costs, intellectual property, personnel, and preclinical research during the three months ended March 31, 2019 compared to the three months ended March 31, 2018.

General and administrative expenses decreased during the three months ended March 31, 2019 to $935,530 from $1,155,038 for the three months ended March 31, 2018, largely due to a decrease in non-cash, share-based compensation expense, professional fees and travel, partially offset by higher personnel costs in the current quarter compared to the prior quarter.

For the nine months ended:

	March 31,	March 31,
	2019	2018
	$	$

Research and development	2,702,213	5,856,197
General and administrative	2,796,884	2,911,538
Change in fair value of derivative liability	(852)	(57,839)
Foreign exchange loss	16,754	57,406
Interest income	(49,513)	(6,241)
Net and comprehensive loss for the period	5,465,486	8,761,061
Series B Preferred stock dividend	75,477	142,358
Net and comprehensive loss available to common stockholders	5,540,963	8,903,419
Basic weighted average number of shares outstanding	2,444,065	2,017,977
Basic loss per share	2.27	4.41

Research and development expenses decreased to $2,702,213 during the nine months ended March 31, 2019 from $5,856,197 for the nine months ended March 31, 2018. The decrease was largely attributable to a decrease in clinical development costs, personnel, preclinical research, intellectual property and travel costs during the nine months ended March 31, 2019 compared to the nine months ended March 31, 2018.

General and administrative expenses were $2,796,884 for the nine months ended March 31, 2019 compared to $2,911,538 for the nine months ended March 31, 2018. The decrease was largely due to lower professional fees and travel, partially offset by higher personnel and non-cash, share-based compensation expense during the nine months ended March 31, 2019 compared to the nine months ended March 31, 2018.

About DelMar Pharmaceuticals, Inc.

DelMar is focused on the development and commercialization of new therapies for cancer patients who have limited or no treatment options. By focusing on understanding tumor biology and mechanisms of treatment resistance, the Company identifies biomarkers to personalize new therapies in indications where patients are failing, or are unable to tolerate, standard-of-care treatments.

The Company’s current pipeline is based around VAL-083, a “first-in-class,” small-molecule chemotherapeutic with a novel mechanism of action that has demonstrated clinical activity against a range of cancers including central nervous system, ovarian and other solid tumors (e.g. NSCLC, bladder cancer, head & neck) in U.S. clinical trials sponsored by the National Cancer Institute (NCI). Based on DelMar’s internal research programs, and these prior NCI-sponsored clinical studies, the Company is conducting clinical trials to support the development and commercialization of VAL-083 to solve significant unmet medical needs.

VAL-083 is being studied in two collaborator-supported, biomarker-driven, Phase 2 clinical trials for MGMT-unmethylated GBM. Overcoming MGMT-mediated resistance represents a significant unmet medical need in the treatment of GBM. In addition, DelMar has announced the allowance of a separate IND for VAL-083 as a potential treatment for platinum-resistant ovarian cancer.

Further information on DelMar’s clinical trials can be found on clinicaltrials.gov: https://www.clinicaltrials.gov/ct2/results?cond=&term=val-083&cntry1=&state1=&recrs

For additional information, please visit http://delmarpharma.com/; or contact DelMar Pharmaceuticals Investor Relations: ir@delmarpharma.com / (604) 629-5989.

Connect with the Company on Twitter, LinkedIn, and Facebook.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company’s products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC, including, the Company’s Annual Report on Form 10-K for the year ended June 30, 2018, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K.

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